Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form 20-F of (i) our report dated March 30, 2008 related to the consolidated financial statements and financial statement schedule of AEI and subsidiaries as of and for the years ended December 31, 2007 and 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007 and Statements of Financial Accounting Standards (SFAS)
No. 123(R), Share Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit, Pension and Other Postretirement Plans, in 2006) and (ii) our report dated October 19, 2007 related to the consolidated statements of income, shareholders’ equity and cash flows of Prisma Energy International, Inc. and subsidiaries (a predecessor entity of AEI) for the 249 day period ended September 6, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for stock-based compensation).

/s/ Deloitte & Touche LLP

Houston, Texas
March 27, 2009